Exhibit 5.1

February 25, 2010

Center Financial Corporation

3435 Wilshire Boulevard, Suite 700

Los Angeles, California 90010

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale of the following securities by the selling security holders identified in the Registration Statement: (i) 73,500 shares of the Company’s Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series B, no par value (the “Series B Preferred Stock”), and (ii) 19,600,000 shares of common stock, no par value, to be issued upon the conversion of the Series B Preferred Stock immediately following shareholder approval of such conversion (the “Common Stock” and together with the Series B Preferred Stock, the “Securities”). All of the Securities are being registered on behalf of certain security holders of the Company.

In connection with this opinion, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. As to questions of fact material to this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We have not undertaken any independent investigation of factual matters.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Securities are offered and issued, (ii) appropriate certificates evidencing the Securities will be executed and delivered upon issuance of the Securities, and (iii) all applicable securities laws are complied with, it is our opinion that the Securities to be sold by the selling security holders have been duly authorized; the Series B Preferred Stock has been validly issued, fully paid and is nonassessable; and the Common Stock will be validly issued, fully paid and nonassessable upon conversion of the Series B Preferred Stock as provided for in the Certification of Determination with respect to the Series B Preferred Stock.

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than General Corporation Law of the State of California. This opinion is limited to the matters set forth herein and no other

Center Financial Corporation

February 25, 2010

opinion should be inferred beyond the matters expressly stated. The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ King, Holmes, Paterno & Berliner

King, Holmes, Paterno & Berliner